EXHIBIT 99.1

February 26, 2009 To Our Members:

The Federal Home Loan Bank of Chicago (FHLBC) expects to file its 2008 Form 10-K Annual Report with the Securities and Exchange Commission next month; you will be able to access it through our website, www.fhlbc.com, or the SEC’s reporting website, www.sec.gov/edgar. This letter will outline in broad terms the key elements of that report as well as provide updates on some of the important initiatives underway at the FHLBC. (The results discussed here are preliminary and unaudited.) Please refer to the Condensed Statements of Income and Statements of Condition that follow.

·	We expect to record a net loss for 2008 of $119 million. While this result is disappointing, there have been significant improvements in our balance sheet practices that have resulted in late-year improvements in net interest income.
Regrettably, the other-than-temporary impairment (OTTI) charge of $292 million on our private-issue mortgage-backed securities (MBS) portfolio discussed below more than offset our earnings from operations.

·	Advances grew 26% to $38.1 billion at year-end 2008 as we were able to deliver liquidity and term funding to members in the midst of volatile credit markets, providing an excellent demonstration of the value of membership in the FHLBC.

·	Our regulator approved an amendment to our consensual Cease and Desist Order that allowed us to restore some liquidity to FHLBC stock in 2008. The amendment to the order allows members that purchase additional stock on or after
July 24, 2008, to increase their advance borrowings to redeem that incremental amount of stock once the new advance has been repaid, subject to some limitations. As a result of this amendment, we redeemed $4 million in excess stock in 2008 and a total of $23 million to date.

·	We awarded $8 million in grants through our competitive Affordable Housing
Program and $4 million in assistance through our Downpayment Plus ® Program.

In addition to the upheaval in the financial markets, economy, and the political climate, 2008 marked the beginning of the FHLBC’s renewed direction as a stand-alone entity as we ended our merger discussions, established a new executive team, worked with the former regulator and then our newly created regulator, and expanded our Board of Directors to include seven independent directors elected by our members. We made a commitment to communicate with you as often and in as much detail as necessary to convey, as best we can, a clear picture of the Bank’s condition and plans for the future and we intend to do just that.

Summary of Financial Results

The net loss of $119 million in 2008 (compared to net income of $98 million in 2007) is primarily attributable to reduced net interest income and OTTI charges on private-issue MBS, partially offset by gains on derivative and hedging activities.

·	Net interest income decreased $62 million (24%) to $199 million. However, net interest income improved in the second half of the year resulting from changes in our approach to balance sheet management. (See “Net Interest Income” below.)

·	We recognized a total of $292 million in OTTI impairment charges on certain private-issue MBS. All of these securities, including those collateralized by first lien mortgages to sub-prime borrowers ($186 million) and those collateralized by
“Alt A” and interest-first loans ($106 million), were rated AAA or Aaa when we invested in them. (Please see “MBS Portfolio” p. 3.) Our current estimate of the economic loss associated with the $292 million in OTTI charges is $8 million;
this estimate is subject to reevaluation each quarter based on trends in housing values, changes in interest rates, and anticipated cash flows received from the securities. Both the level of OTTI charges and our estimate of actual economic loss could change significantly in future quarters.

·	Gains on derivative and hedging activities of $127 million in the third and fourth quarters more than offset losses of $82 million in the first two quarters of the year, resulting in a gain on derivative and hedging activities of $45 million for the year, compared to a loss of $27 million in the previous year.

Our non-interest expense for the year decreased $5 million from 2007 to $126 million. Compensation and benefits and professional fees fell a total of $7 million due to previous staff reductions, expense management, and the conclusion of consulting engagements related to the consensual Cease and Desist Order and the merger discussions with the Federal Home Loan Bank of Dallas.

Net Interest Income

The reduction in net interest income from $261 million in 2007 to $199 million in 2008 reflects higher funding costs early in the year associated with the use of higher-cost callable debt to fund the MPF® portfolio and the drop in the general level of interest rates. The continued amortization of prior period hedging costs was partially offset by increases in investment income resulting from our increased authority to invest in MBS and a change in our funding practices to rebalance our debt portfolio. Total investment in agency MBS has increased from $5 billion at year-end 2007 to $13 billion at year-end 2008. Global investor concerns about market uncertainty and credit quality continued, resulting in a preference for shorter-term, higher-quality investments. FHLB discount notes continued to trade at lower rates relative to LIBOR, reducing short-term FHLB funding costs. We rebalanced our debt portfolio through the replacement of some of our higher-cost, longer-term callable debt with shorter-term, lower-cost funding including discount notes. Opportunistic investments in agency MBS and the widening spread between LIBOR and discount notes also contributed to the improvement in net interest income. Future net interest income could be significantly negatively impacted if the lower rate priorities recently announced by the Federal Reserve and the Treasury

Department result in accelerated prepayments of the MPF portfolio and we are forced to replace these higher-yield investments with lower-yield alternatives.

MBS Portfolio

Our annual results have been significantly impacted by $292 million in OTTI charges related to certain private-issue MBS. The charge is the difference between the carrying value of the securities and their current fair value. In the fourth quarter of 2008, net income was $293 thousand, reflecting the impact of $220 million of OTTI charges. While the OTTI charge for the fourth quarter was significantly larger than charges in the first three quarters of the year, it is important to re-emphasize that at this time we expect to recover the majority of these losses as we receive cash flows from these instruments in the future. Our current estimate of the economic loss on these securities is $8 million. We continue to analyze our MBS portfolio on a security-by-security basis quarter-by-quarter; the level of future OTTI charges and our estimate of economic loss associated with the MBS portfolio are highly dependent on economic conditions and could increase in future quarters. We have accreted a total of $6 million into net interest income related to OTTI charges taken in 2008.

Hedging Costs

Our derivative and hedging costs relate primarily to hedging our prepayment risk exposure associated with our mortgage assets, principally our MPF® loan portfolio. In general, as interest rates decrease, derivatives economically hedging our mortgage assets increase in value in the short term, resulting in unrealized gains. These gains can be temporary and may reverse in subsequent quarters as losses. If interest rates remain low, our hedging costs generally increase because it becomes more expensive to hedge the prepayment risks associated with our mortgage portfolio. If interest rates increase, our hedging costs generally decrease because the prepayment risks decrease. During the first quarter of 2008, we incurred significant hedging costs associated with our mortgage assets due to a lower mortgage rate environment. Mortgage rates increased during the second and third quarters, resulting in reduced hedging expenses. Interest rate volatility was high during the late part of the third quarter and all of the fourth quarter resulting in hedging gains. Furthermore, mortgage rates and interest rates decreased considerably in the fourth quarter of 2008 resulting in short-term unrealized gains that may reverse in the first quarter of 2009.

Liquidity through Advances and the MPF® Program

Advances grew $7.9 billion (26%) from $30.2 billion at year-end 2007 to $38.1 billion at year-end 2008. We believe that this increase demonstrates that the FHLBC was true to its mission and was able to provide many of our members with liquidity at a time when access to credit was severely constrained. Nearly two-thirds of our members took out new advances or refinanced maturing advances during 2008. We know that many of you are experiencing pressure on your earnings. We continue to work with all of our members to ensure their access to liquidity within the guidelines of prudent collateral practices designed to safeguard the overall investment of all of our members.

Total MPF loans held in portfolio were $32.1 billion, a reduction of $2.5 billion (7%) from the $34.6 billion at the previous year-end, consistent with our expectations following our decision not to acquire new MPF loans for the FHLBC’s balance sheet. The mortgage loans in this portfolio continue to perform well; total losses on the MPF portfolio from the inception of the MPF Program in 1997 through year-end 2008 are $2 million. To the extent that governmental actions focused on reducing mortgage rates are effective, we expect to experience an increase in prepayments in this portfolio as your borrowers refinance. This will present a significant challenge for the FHLBC as we focus on managing the impact of a material reduction in these higher-yielding assets.

Since the MPF Xtra™ product announcement in September 2008, 145 Chicago participating financial institutions (PFIs) have activated MPF Xtra master commitments and more than 58% of them have delivered loans. We are working with our MPF Xtra partner, Fannie Mae, to automate the process more fully, eliminating some of the delays experienced on heavy volume days. We believe that they understand the potential benefit of facilitating that automation to FHLBC member PFIs as well as the PFIs at other Federal Home Loan Banks that have already announced or plan to announce adding the MPF Xtra product to their product offerings.

Regulatory Developments/Capital Plan Conversion

As you know, the Housing and Economic Recovery Act (HERA Act) passed by Congress in July merged our regulator, the Federal Housing Finance Board, into the Federal Housing Finance Agency (FHFA), to oversee the Federal Home Loan Banks, Fannie Mae, and Freddie Mac. The FHFA leadership continues to meet regularly with the senior management of the FHLBC as well as with the combined leadership of the FHLBanks. Their accessibility and support during a time of great change has been greatly appreciated. Another provision of the HERA Act resulted in the election of seven independent directors who have joined the ten Board members representing member financial institutions in Illinois and Wisconsin. The independent directors are, by statute, unrelated to the membership of the FHLBC. We are extraordinarily fortunate that these seven talented individuals serve as we continue to address the enormous challenges of the current market environment.

In an environment of significant market and earnings uncertainty, we remain committed to implementing a capital conversion plan, but cannot at this time predict when we will receive approval for a new capital plan or when that conversion will occur. However, converting the stock remains a core priority of the management and Board.

Financial Outlook

Due to the complexity of our financial statements and the volatility of financial markets, I urge you to review our 2008 SEC Form 10-K Annual Report, scheduled to be filed in late March, for more details on our 2008 financial results and outlook. Like you, we are grappling every day with market movements and their impact on our complex balance sheet. Also like you, we can initiate efforts to improve performance, but are somewhat constrained by economic scenarios and political decisions that are outside our control.

Summary

During 2008, we changed our approach to certain balance sheet management practices that resulted in significant improvements in net interest income in the second half of the year. Cognizant of the cooperative ownership of the FHLBC, and simply as a matter of good business practices, we also focused on reducing non-interest expense, both through immediate changes in compensation and consulting fees and through the investment in automation and process redesigns that we believe will yield benefits upon completion. We took steps to install a new system that should improve our ability to monitor member collateral and, pending approval from our regulator, to expand our authorized forms of collateral to include commercial real estate loans. We increased our outreach to your regulators and accounting firms in an effort to be supportive of our members in challenging times. All of these efforts are part of our overall plan to return to a consistent financial performance. We remain focused on obtaining regulatory approval to convert our capital stock, a crucial first step in restoring liquidity to the FHLBC stock and restoring our ability to pay a dividend.

We will be holding summer regional meetings this year and are planning additional member meetings throughout the district in the fall. I look forward to meeting with you there. I also meet with many members in our office or their offices as I travel around the District, or at the Bank. I invite your comments and questions and wish all of you well during the remainder of 2009.

Best regards,

Matt Feldman President and CEO

Unaudited Financial Statements
(Dollars in millions)
Condensed Statements of Income:

	For the years ended December 31,			For the years ended December 31,

	2008	2007	Change	2007	2006	Change

Interest income	$ 3,772	$ 4,479	-16%	$ 4,479	$ 4,369	3%
Interest expense	3,570	4,217	-15%	4,217	3,953	7%
Provision for loan losses	3	1	200%	1	-	n/m

Net interest income	199	261	-24%	261	416	-37%
Non-interest income (loss)	(192)	3	n/m	3	(37)	108%
Non-interest expense	126	131	-4%	131	118	11%
Assessments	-	35	n/m	35	69	-49%

Net income (loss)	$ (119)	$ 98	-221%	$ 98	$ 192	-49%

Net interest margin on
interest-earning assets	0.22%	0.30%	-0.08%	0.30%	0.48%	-0.18%
n/m = not meaningful

Condensed Statements of Condition:

As of:	December 31, 2008	December 31, 2007	Change

Assets
Federal Funds sold and
securities purchased under
agreements to resell	$ 1,580	$ 10,286	-85%
Investment securities	19,603	13,285	48%
Advances	38,140	30,221	26%
MPF Loans held
in portfolio, net	32,087	34,623	-7%
Other assets	719	612	17%

Total assets	$ 92,129	$ 89,027	3%

Liabilities and Capital

Deposits	$ 757	$ 1,089	-30%
Consolidated obligations
discount notes	29,466	19,057	55%
Consolidated obligations bonds	55,305	62,642	-12%
Other liabilities	3,314	2,170	53%
Subordinated notes	1,000	1,000	---

Total liabilities	89,842	85,958	5%
Total capital	2,287	3,069	-25%

Total liabilities and capital	$ 92,129	$ 89,027	3%

Regulatory capital stock plus
Designated Amount of
subordinated notes	$ 3,787	$ 3,683	3%

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our Web site at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago. MPF Xtra™ is a trademark of the Federal Home Loan Bank of Chicago. The financial results discussed in this letter are preliminary and unaudited.